Exhibit 10.4
2009-1 AMENDMENT
TO THE
STEELCASE INC.
MANAGEMENT INCENTIVE PLAN
Amended and Restated as of February 24, 2007
          This 2009-1 Amendment to the STEELCASE INC. MANAGEMENT INCENTIVE PLAN (the “Plan”) is adopted by Steelcase Inc. (the “Company”). The amendment is effective as of October 1, 2008.
          Pursuant to Section 9.1 of the Plan, the Company amends the Plan as follows:
A.
          Section 7 is amended and replaced in its entirety with the following:
SECTION 7
DETERMINATION AND PAYMENT OF INCENTIVE AMOUNTS
7.1 Final Plan Year EVA
     EVA and EVA performance, including any necessary or appropriate adjustments required or permitted hereunder, shall be determined as soon as administratively feasible following the availability of final financial results for the Plan Year. The Committee shall certify, in writing, the attainment of year end EVA results and the associated bonus multiple with respect to any award designed to qualify for the Performance Based Exception.
7.2 Determination of Incentive Compensation
     Under rules established by the Committee, the incentive compensation for each Participant for each Plan Year shall be calculated by the following steps:
               (a) Bonus Multiple. The bonus multiple shall be calculated based on (i) the actual level of EVA performance and (ii) growth of EVA for a Plan Year. The Committee shall determine the relative weight of each component to derive the bonus multiple.
               (b) Incentive Compensation. Annual and long-term incentive compensation for each Participant for the Plan Year shall be the result obtained by multiplying the Participant’s individual target annual or long-term incentive percentage for the Plan Year by the applicable bonus multiple for the Plan Year and then multiplying the resulting percentage by the Participant’s base pay for the Plan Year to determine the dollar amount of the Participant’s incentive compensation. If a Participant’s base pay changes during a Plan Year, proportionate annual and long-term incentive compensation shall be calculated, under the rules established by the Committee, for each period of the Plan Year that each level of base pay was in effect. The proportionate incentive compensation for each level of base pay shall be calculated by annualizing that level of base pay, multiplying by the applicable annual or long-term target incentive percentage for that level of base pay and the bonus multiple, and then multiplying the resulting amount by a fraction, the numerator of which is the number of days during the Plan Year that the level of base pay was in effect and the denominator of which is the number of days in the Plan Year.
               (c) Maximum. Notwithstanding the foregoing and subject to Section 6.3, the Committee may determine the maximum amount of annual and long-term incentive compensation for each Participant in a Plan Year.
7.3 Payment of Incentive Amounts
               (a) Annual Component. The dollar amount of the annual incentive compensation for a Plan Year shall be paid to the participant as soon as feasible following the completion of the incentive compensation calculations for the Plan Year; provided, however, that no amount shall be paid with respect to any award designed to qualify for the Performance Based Exception until the Committee has certified the EVA and attainment of EVA performance targets with respect to such award in accordance with Section 7.1; provided, further, that payment shall be made no later than 2 1/2 months following the end of the calendar year in which such Plan Year ends.
               (b) Long-Term Component. The amount of the long-term incentive compensation for a Plan Year that is payable to the Participant in cash shall be paid to the Participant in three annual installments. The first installment for a Participant shall be paid after the end of the Participant’s second Plan Year of participation in the Plan in accordance with subsection (c)(iii) below. The long-term incentive amounts payable to the Participant shall be credited contingently to a long-term incentive compensation recordkeeping account maintained for each Participant in accordance with subsection (c) below; provided, however, that no amount with respect to an award designed to qualify for the Performance Based Exception may be credited to a Participant’s account until the Committee has certified the EVA and attainment of EVA performance targets with respect to such Participant in accordance with Section 7.1. The account shall be credited at the end of each succeeding Plan Year with any long-term incentive dollar amount earned by the Participant. Within the account, a separate record or sub-account shall be maintained for each Plan Year for which long-term incentive compensation is credited.
               (c) In addition to any applicable long-term incentive dollar amount, at the end of the second Plan Year of participation and each subsequent Plan Year, each sub-account within the Participant’s account shall be credited with such reasonable interest rate as the Committee shall determine. Until the Committee determines otherwise, such interest rate shall equal the three-year U.S. Treasury rate, as adjusted for Steelcase’s credit rating as of the end of the previous applicable Plan Year (the applicable interest rate, “Interest Rate” and the interest, “Interest”).
     The separate sub-account for each Plan Year shall be credited Interest and paid as follows:
               (i) The sub-account shall be established for and as of the end of the Plan Year; and
               (ii) As of the end of the second Plan Year (the Plan Year following the Plan Year for which the sub-account was established), the amount in the sub-account shall be divided into three equal parts and each of such parts shall be credited Interest for the second Plan Year; and
               (iii) As soon as feasible following the end of the second Plan Year but in no event later than 90 days following the end of the second Plan Year, one of the three parts of the sub-accounts shall be paid to the Participant; and
               (iv) As of the end of the third Plan Year, the two remaining parts of the sub-account shall be credited Interest for the third Plan Year; and
               (v) As soon as feasible following the end of the third Plan Year but in no event later than 90 days following the end of the third Plan Year, one of the two remaining parts shall be paid to the Participant; and
               (vi) As of the end of the fourth Plan Year, the amount remaining in the sub-account shall be credited Interest for the fourth Plan Year and the resulting amount shall be paid to the Participant as soon as feasible following the end of the fourth Plan Year but in no event later than 90 days following the end of the fourth Plan Year.
Pursuant to the foregoing each Participant may be receiving payments from as many as three different sub-accounts following the end of a Plan Year.
          The dollar amount of long-term compensation credited to a Participant for each Plan Year shall be entirely contingent and shall be unconditionally earned only when actually paid. In the event a Participant ceases to be a Participant but continues to be an Employee, Interest shall continue to be credited until the account is exhausted or until terminated under Section 7.4.

          The Committee in its discretion may determine that any portion or all of the long-term incentive compensation that is payable to a Participant shall be paid in property other than cash (including without limitation stock options granted under the Company’s Incentive Compensation Plan). Any portion of the long-term incentive compensation that is payable to a Participant in property other than cash shall be paid on such terms and conditions as determined by the Committee.
7.4 Partial Year Participation, Employment Changes and Forfeitures
               (a) Partial Year Participation. If an Employee is designated to become a Participant in a Plan Year as of a date other than the first day of the Plan Year, the Participant’s incentive award compensation for the Plan Year shall be determined, under rules established and maintained by the Committee for this purpose from time to time, on the basis of the Participant’s time of participation during the Plan Year.
               (b) Employment Changes. Target incentive percentages and incentive awards for a Participant for a Plan Year will be prorated under rules established and maintained by the Committee for this purpose from time to time, in the event of any change in compensation or employment status or location, or any other change that would effect the determination for the Plan Year, in proportion to the duration of each applicable factor during the Plan Year. The balance in the Participant’s long-term compensation account as of the end of the Plan Year shall not be modified by reason of any change in any applicable factor in a subsequent Plan Year.
               (c) Retirement, Death or Disability. If a Participant’s employment terminates during a Plan Year by reason of Retirement, death or Total Disability, (i) the annual component of the Participant’s incentive compensation dollar amount for the Plan Year, if any, shall be prorated, and (ii) the long-term component of the Participant’s incentive compensation dollar amount for the Plan Year, if any, shall be prorated, under rules established and maintained by the Committee for such purpose, based on the Participant’s time of active employment as a Participant during the Plan Year. The annual compensation payment shall be paid to the Participant or the Participant’s beneficiary at the time the annual incentive compensation payments are made under the Plan. The balance in the Participant’s long-term incentive compensation account (including the prorated amount for the Plan Year) as of the end of the Plan Year, after appropriate crediting of Interest for the Plan Year, shall be paid to the Participant or the Participant’s beneficiary at the time long-term incentive compensation payments are made under the Plan for each Plan Year until the account is exhausted in accordance with sections 7.3(b) and 7.3(c).
               (d) Other Termination of Employment. Except as otherwise provided in this subsection (d) or pursuant to subsection (e), upon termination of a Participant’s employment during a Plan Year for any reason other than Retirement, death, or Total Disability, the Participant shall not be entitled to the payment of incentive compensation for the Plan Year and the balance in the Participant’s long-term incentive compensation account shall be forfeited. Notwithstanding the preceding sentence, the Committee shall have full discretion to determine that any or all of the following: payment of a prorated annual component, crediting of the Participant’s long-term incentive compensation account, or payments from the long-term account until exhausted, may be made when termination of the Participant’s employment results from job elimination, reduction in work force or other similar company initiative, or is encouraged or induced by incentives offered by the Company; provided, that such actions would not cause any payment to result in deferred compensation that is subject to the additional tax under Section 409A of the Code.
               (e) Competition. A Participant shall not be entitled to the payment of incentive compensation for the Plan Year and the balance in the Participant’s long-term incentive compensation account shall be forfeited in the event the Participant directly or indirectly engages in Competition with Steelcase Inc. Competition means directly or indirectly engaging in competition with the Company or any subdivision, subsidiary, or affiliate of the Company (collectively, the “Company Group”) at any time during employment with the Company Group or during the three (3) year period following termination of employment with the Company Group, without prior approval of the Committee. A Plan Participant engages in competition if that person participates directly or indirectly in the manufacture, design or distribution of any products of the same type as those of the Company Group, including, but not limited to, office furniture, office systems or architectural products, or the providing of any related services, for or on behalf of any person or entity other than the Company and its authorized dealers, at any location within or without the United States of America. It is intended that this definition shall be enforced to the fullest extent permitted by law. If any part of this definition shall be construed to be invalid or unenforceable, in whole or in part, then such definition shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by law.
               (f) Committee Discretion. Pursuant to the powers conferred in Section 9, the Committee may make other rules and exceptions applicable to participation and employment changes.
7.5 Reports
From time to time during each Plan Year and as of the end of each Plan Year, the Committee shall provide to each Participant information concerning current and cumulative EVA performance, Interest credited in the account and the balance in the Participant’s long-term incentive compensation account.

B.
Section 11 is amended and replaced in its entirety with the following:
SECTION 11
GENERAL PROVISIONS
11.1 Benefits Not Guaranteed
     Neither the establishment and maintenance of the Plan nor participation in the Plan shall provide any guarantee or other assurance that incentive compensation will be payable under the Plan. The success of Steelcase Inc. and its subdivisions and affiliates, as determined hereunder, and adjusted as provided herein, and application of the administrative rules and determinations by the Committee shall determine the extent to which Participants are entitled to receive incentive compensation payments and credits hereunder.
11.2 Clawback
     If the Company’s financial results are materially restated, the Committee may review the circumstances surrounding the restatement and determine whether and which Participants will be required to forfeit the right to receive any future payments under Section 7 of the Plan and/or repay any prior payments determined by the Committee to have been inappropriately received by the Participant. If the Company’s financial results are restated due to fraud, any Participant who the Committee determines participated in or is responsible for the fraud causing the need for the restatement forfeits the right to receive any future payments under Section 7 of the Plan and must repay any amounts paid in excess of the amounts that would have been paid based on the restated financial results. Any repayments required under this Section 11.2 must be made by the Participant within ten (10) days following written demand from the Company. This Section 11.2 applies only to Participants in the Plan who also participate in the Steelcase Inc. Executive Severance Plan.
11.3 No Right to Participate
     Nothing in this Plan shall be deemed or interpreted to provide a Participant or any non-participating Employee with any contractual right to participate in or receive benefits of the Plan. No designation of an Employee as a Participant for all or any part of a Plan Year shall create a right to incentive compensation or other benefits of the Plan for any other Plan Year.
11.4 No Employment Right
     Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company or any subdivision of the Company will continue to employ an individual, and this Plan shall not be construed or applied as any type of employment contract or obligation. Nothing herein shall abridge or diminish the rights of the Company or the employing subdivision of the Company to determine the terms and conditions of employment of any Participant or other employee or to terminate the employment of any Participant or other Employee with or without cause at any time.
11.5 No Assignment or Transfer
     Neither a participant nor any beneficiary or other representative of a Participant shall have any right to assign, transfer, attach, or hypothecate any incentive compensation amount or credit, potential payment, or right to future payments of any incentive compensation amount or credit, or any other benefit provided under this Plan. Payment of any amount due or to become due under this Plan shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process.
11.6 Withholding and Payroll Taxes
     The Company shall deduct from any payment made under this Plan all amounts required by federal, state, and local tax laws to be withheld and shall subject any payments made under the Plan to all applicable payroll taxes and assessments.
11.7 Incompetent Payee
     If the Committee determined that a person entitled to a payment hereunder is incompetent, it may cause benefits to be paid to another person for the use or benefit of the Participant or the Participant’s beneficiary at the time or times otherwise payable hereunder, in total discharge of the Plan’s obligations to the Participant or beneficiary.
11.8 Section 409A
     The intent of the parties is that payments under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). The Plan may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.
11.9 Governing Law

     The provisions of the Plan shall be construed and governed under the laws of the State of Michigan.
11.10 Construction
     The singular includes the plural, and the plural includes the singular, and terms connoting gender include both the masculine and feminine, unless the context clearly indicates the contrary. Capitalized terms, except those at the beginning of a sentence or part of a heading, have the meaning defined in the Plan.
C.
In all other respects, the Plan remains unchanged.
IN WITNESS OF WHICH, the Company executes this 2009-1 Amendment to the Plan.

STEELCASE INC.

Dated:	October 3, 2008	By:	/s/ Nancy W. Hickey
Nancy W. Hickey
		Its:	Senior Vice President Chief Administrative Officer